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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                           (Amendment No. ________)*


                         Enviro-Clean of America, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                   Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                               ------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (11-99)

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CUSIP No.
--------------------------------------------------------------------------------

     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          Richard Kandel
--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)
               -----------------------------------------------------------------

          (b)
               -----------------------------------------------------------------

--------------------------------------------------------------------------------

     3.   SEC Use Only
                       ---------------------------------------------------------

--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization         United States citizen
                                               ---------------------------------

--------------------------------------------------------------------------------

               5.   Sole Voting Power             2,800,000
               -----------------------------------------------------------------
 Number of
  Shares       6.   Shared Voting Power              50,400
Beneficially   -----------------------------------------------------------------
Owned by Each
 Reporting     7.   Sole Dispositive Power        2,800,000
Person With:   -----------------------------------------------------------------

               8.   Shared Dispositive Power         50,400
               -----------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person
               2,850,400*
--------------------------------------------------------------------------------

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

--------------------------------------------------------------------------------

     11.  Percent of Class Represented by Amount in Row (9)      51.39%

--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)    IN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
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Item 1.
     (a)  Name of Issuer:                    Enviro-Clean of America, Inc.
     (b)  Address of Issuer's
            Principal Executive Offices:     211 Park Avenue
                                             Hicksville, New York 11801

Item 2.
     (a)  Name of Person Filing:             Richard Kandel
     (b)  Address of Principal Business
            Office or, if none, Residence:   211 Park Avenue
                                             Hicksville, New York 11801

     (c)  Citizenship:                       United States citizen
     (d)  Title of Class of Securities:      Common Stock, Par Value $0.001
     (e)  CUSIP Number:                      N/A

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [ ] Broker or dealer registered under section 15 of the Exchange Act.
     (b)  [ ] Bank as defined in section 3(a)(6) of the Exchange Act.
     (c)  [ ] Insurance company as defined in section 3(a)(19) of the Exchange
              Act.
     (d) [ ] Investment company registered under section 8 of the Investment Company Act.
     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F).
     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act.
     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  2,850,400.
                                      ---------
     (b)  Percent of class:  51.39%.
                             ------
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  2,800,000.
                                                          ---------
          (ii)  Shared power to vote or to direct the vote  50,400.
                                                            ------
          (iii) Sole power to dispose or to direct the disposition of 2,800,000.
                                                                      ---------
          (iv)  Shared power to dispose or to direct the disposition of  50,400.
                                                                         -------

Item 5.  Ownership of Five Percent or Less of a Class

     Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group

     Not Applicable.

Item 9.  Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification.

     Not Applicable.

     *Includes 50,400 warrants held in the name of Richard Kandel's children.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        March 9, 2000
                                        ----------------------------------------
                                                          Date


                                        /s/ Richard Kandel
                                        ----------------------------------------
                                        Signature


                                        Richard Kandel
                                        ----------------------------------------
                                        Name/Title